Exhibit 2.1

AMENDMENT NO. 1 TO

STOCK PURCHASE AGREEMENT

This Amendment No. 1 to that certain Stock Purchase Agreement (the “Agreement”) dated February 2, 2022 by and among Alex Rocha (the “Seller”), BIO-key International, Inc., a Delaware corporation (the “Buyer”), and Swivel Secure Europe, S.A., a company incorporated under the laws of Spain (Company No. ES A87886347) (the “Company”), is made and entered into this 4th day of March, 2022 (the “Amendment”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Buyer, the Company, and the Seller desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           The definition of “Company Revenue” is hereby deleted and amended to provide in its entirety as follows:

““Company Revenue” means: (i) 100% of the revenue of the Company Group during the Earn-Out Period from sales of Company Products; and (ii) 100% of the revenue of the Company Group or Buyer European Subsidiary during the Earn-Out Period from sales of Buyer Products, in each of (i) and (ii), determined in accordance with GAAP applied using the Buyer’s revenue recognition policies.”

2.           The definition of “Target Working Capital” is hereby deleted and amended to provide in its entirety as follows:

““Target Working Capital” means: $122,583.”

3.           The defined terms “Resigning Employees” and “Resignation Letters” are hereby deleted.

4.           Section 5.17 of the Agreement is hereby deleted and amended to provide in its entirety as follows:

“Section 5.17         Amended Services Agreement. Not later than thirty (30) days after the Closing, Seller shall cause the Company and SSL to enter into an amendment to that certain Services Agreement dated March 1, 2018 by and between the Company and SSL to provide for the consideration payable to the Company to equal 100% of the cost of services incurred by the Company plus 10% and an initial term of not less than one year.”

5.           Section 7.02(p) of the Agreement is hereby deleted.

6.           Section 8.02(d) of the Agreement is hereby deleted.

7.           Miscellaneous.

(a)         This Amendment is binding upon the Seller, Buyer and the Company and their respective successors and permitted assigns.

(b)         This Amendment shall be governed, construed and interpreted, in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of law.

(c)          This Amendment may be executed in counterparts and delivered via facsimile or other electronic transmission, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement.

(d)         Except as expressly provided herein, the Agreement shall remain in full force and effect. If there is any conflict between the terms of the Agreement and the Amendment, the terms of this Amendment shall control.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

SELLER:

/s/ Alex Rocha

ALEX ROCHA

BUYER:

BIO-KEY INTERNATIONAL, INC.

By: /s/ Cecilia Welch

Name: Cecilia Welch
Title: Chief Financial Officer

COMPANY:

SWIVEL SECURE EUROPE, S.A.

By: /s/ Alex Rocha

Name: Alex Rocha

Title: Chief Executive Officer